Exhibit 99.3
Two Rivers Water Company
Nominating, Compensation and Corporate Goverance Committee Charter

Purpose

The primary functions of the Two Rivers Water Company (the “Company”) Nominating, Compensation and Corporate Governance Committee (the “Committee”) are to:

1.	Identify and recommend to the Board for election and/or appointment qualified candidates for membership on the Board and the committees of the Board.
2.
Review director candidates proposed by shareholders. The Chairman of the Committee will review director nominations received from shareholders and self-nominated candidates to determine whether the candidate possesses the minimum qualifications for membership on the Board.

3.	Discuss and set compensation for officers of the Company.
4.	Develop and recommend to the Board corporate governance principles and monitor compliance with all such principles and policies.
5.	Propose a slate of candidates for election as Directors at each Annual Meeting.
6.	Develop and monitor succession plans for the members of the Board, the members of the Committees of the Board, and the Chair of the Committees of the Board.

Responsibilities and Duties

Among its responsibilities and duties, the Committee shall:

1.	Develop and recommend to the Board criteria for selecting new Directors and qualifications for members of the committees of the Board.
2.	Develop and recommend to the Board criteria to assess the independence of members of the Board.
3.	Review and periodically make recommendations to the Board concerning the composition, size, structure and activities of the Board and the committees of the Board.
4.	Oversee the evaluation of the Board and its Committees.
5.	Annually assess and report to the Board on the performance and effectiveness of the Board, the Committee and the other committees of the Board, and other issues of corporate governance.
6.	Review conflicts of interest of Directors, senior executives and consider waivers or other action related thereto.
7.	Annually review and report to the Board with respect to Director and officer compensation and benefits.
8.	Annually review succession plans for the members of the Board, the members of the Committees of the Board, and the Chair of the Committees of the Board.
9.	Report to shareholders in the Corporation's annual proxy statement about the director nomination process as required by the Securities and Exchange Commission rules.
10.	Review this Charter on an annual basis and update it as appropriate, and submit it for the approval of the Board when updated.
11.	Undertake such other responsibilities or tasks as the Board may delegate or assign to the Committee from time to time.

Composition

The Committee shall be comprised of members with the following qualifications:

1.	The Committee shall consist entirely of independent Directors of the Board, as set forth in the Corporation's Corporate Governance Guidelines.
2.	The requisite number of the members of the Committee shall also satisfy, in the judgment of the Board, the applicable independence requirements.
3.	Each member of the Committee shall be free of any relationship that, in the judgment of the Board from time to time, would interfere with the exercise of his or her independent judgment.

General

1.	The Chairperson shall be appointed by the Board.
2.	The Committee shall meet at least two (2) times each year, or more frequently as circumstances require.
3.	The timing of the meetings shall be determined by the Committee and the Board.
4.	The Committee may delegate any of its duties to subcommittees comprised of Committee members as the Committee may deem appropriate at its sole discretion.
5.	The Board may at any time and in its complete discretion remove any member of the Committee and may fill any vacancy in the Committee.
6.	A majority of the total number of members of the Committee shall constitute a quorum of the Committee.
7.	A majority of the members of the Committee shall be empowered to act on behalf of the Committee.
8.	Minutes shall be kept of each meeting of the Committee, and the Committee shall regularly provide reports of its actions to the Board.

Outside Advisors: The Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, search firms and other advisors as the Committee determines appropriate to assist it in the performance of its functions, as well as funding for ordinary administrative expenses incurred by the Committee in carrying out its duties.